Exhibit 10.4 Letter Agreement dated December 3, 2003, between Sequiam Corporation and The Research Works, Inc.

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                            THE RESEARCH WORKS, INC.
                  623 Ocean Avenue, Sea Girt, New Jersey 08750
             Telephone: (732) 682-4950  Web: www.stocksontheweb.com

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December 3, 2003

Mr.  Nicholas  H.  VandenBrekel
Chief Executive Officer
Sequiam Corporation
300 Sunport Lane
Orlando, Florida 32809

Dear  Mr.  VandenBrekel:

This letter agreement (the "AGREEMENT") will confirm our understanding regarding the engagement of THE RESEARCH WORKS, INC. ("RW"), a New Jersey corporation, to provide equity research services to SEQUIAM CORPORATION ("CLIENT") a California corporation.

Whereas RW is an independent research firm that provides research services with respect to the securities of its clients, and whereas Client has publicly traded securities and desires RW to provide equity research services with respect to its common stock, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, RW and Client hereby agree as follows:

     1.   Term.  The term of this Agreement ("TERM") shall commence on the date
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     of your signing of this Agreement and shall continue through the one-year anniversary of the release of the first RW equity research report on the Client ("END OF THE FULL TERM"), unless either party terminates this Agreement, with or without cause, at an earlier date ("EARLY TERMINATION DATE") upon delivery of written notice to the other party at the address set forth hereinbelow.

     2.   RW Services.  RW shall prepare an equity research report on Client
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     ("REPORT") in substantially the same form as samples of RW's research reports presently displayed at RW's Web site (www.stocksontheweb.com). Client shall have no editorial control over the opinions expressed in the Report, and RW shall not supply a draft copy of the Report to Client.

     RW shall complete and post a copy of the finished Report at its Web site within four (4) weeks of the date of this Agreement and shall update the Report on its Web site on approximately a monthly basis for the remainder of the Term. Client may make suggestions for changes regarding the factual content of the Report at any time after the initial Report is posted on RW's Web site, but RW is under


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no obligation to accept such proposed changes, and RW retains exclusive control over the opinions expressed in the Report.

     Following the initial posting of the Report on its Web site, RW shall print and distribute the Report at its own expense to individual and institutional investors whom RW believes have an interest in small-capitalization stocks. The date of such printing and distribution shall be at RW's sole discretion. RW shall also mail 100 copies of the Report to Client, and Client shall have permission to duplicate the Report at its own expense or to purchase additional original copies from RW for a nominal fee.

     3.   Fee.  In  consideration of RW's services, the Client shall pay to RW a
          ---
     fee ("FEE") consisting of that number of shares of Client's common stock that is equal to eighty thousand dollars ($80,000) divided by the average of the closing (last trade) prices of Client's common stock on the five trading days preceding January 22, 2004and is due and payable on that date. The shares shall be issued in certificate form for The Research Works, Inc. (623 Ocean Avenue, Sea Girt, NJ 08750; tax # 22-3173901).

     RW acknowledges that the common shares issued pursuant to this Agreement
     (a) have not been registered under the Securities Act of 1933, as amended (the "ACT"), (b) cannot be offered or sold except pursuant to a registration statement under the Act or an exemption from registration under the Act, and (c) are being acquired for investment and not with a view to the distribution thereof. RW represents that it is an "accredited investor" as such term is defined by Rule 501(a) of Regulation D and also acknowledges that its officers and directors are capable of evaluating the merits and risks of an investment in Client's common shares.

     Should the Client terminate this Agreement prior to the End of the Full Term for any reason other than RW's failure to perform in accordance with the terms set forth in this Agreement, then no portion of the Fee shall be refunded to the Client, except, however, that the Client may cancel this Agreement without penalty within five (5) business days of Client's entering into this Agreement, provided that the Client provides RW with written notice of such cancellation in accordance with the terms of Paragraph 6 of this Agreement.

     The Client agrees to piggy-back the registration of the shares issued pursuant to this Agreement onto the first registration statement filed subsequent to the date on which the Client signs this Agreement.

     Should the Client terminate this Agreement prior to the End of the Full Term for RW's failure to perform in accordance with the terms set forth in this Agreement, then a percentage of the Fee shall be refunded to the Client; this percentage is the product of 50% times the result of the division of the number of days from the Early Termination Date until the End of the Full Term by the number of days from the commencement of the Term until the End of the Full Term.


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     Notwithstanding  the foregoing, Client shall recover the entire Fee from RW if Client terminates this Agreement based on RW's failure to release the initial Report in accordance with the time and manner mandated by Paragraph 2.

     Should RW terminate this Agreement prior to the End of the Full Term, then a percentage of the Fee shall be refunded to the Client; this percentage shall be the product of 50% times the result of the division of the number of days from the Early Termination Date until the End of the Full Term by the number of days from the commencement of the Term until the End of the Full Term.

     Notwithstanding the foregoing, RW shall refund the entire Fee to Client if RW terminates this Agreement prior to the release of the initial Report for any reason other than Client's failure to perform in accordance with the terms set forth in this Agreement.

4.   Client's Representations and Covenants.  Client represents and covenants
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     that:

     (a) it will not use the Report in connection with any offering without the prior written consent of RW;

     (b) it and its principals will keep confidential their knowledge of the pending release of the Report;

     (c) it will distribute the Report only in its entirety and in conformity with all securities laws;

     (d) it will cease any distribution of the Report when facts or management's expectations are materially different from those presented or estimated in such Report;

     (e) it has received a copy of RW's brochure and Part II of RW's ADV application, both of which are available for viewing at RW's web site (www.stocksontheweb.com); and

     (f) it will indemnify and hold RW and its officers, employees and independent contractors harmless from and against any loss, damage, liability, or expense (including reasonable attorneys' fees and other costs of litigation, regardless of outcome) arising out of or in connection with
     (i) any breach of the representations and covenants made by Client in this Paragraph 4, (ii) false or misleading information provided to RW by Client, or (iii) claims relating to the purchase and/or sale of Clients' securities arising from RW's relationship with Client. Such indemnifications shall continue for a period of five (5) years beyond the end of the Term.

5.   Arbitration.  Any dispute between RW and Client, either during or after the
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     Term, shall be subject to binding arbitration before a three-arbitrator panel in accordance with the rules of the American Arbitration Association. Prior to the selection of the arbitrators of the binding arbitration, the parties shall first attempt non-binding mediation before a mediator selected by said Association. Each party shall bear its own costs relating to such mediation, including attorney's fees and expenses. In the event the parties are unable to resolve the dispute


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     through mediation and the arbitrators reach a decision in favor of one of the parties then the other party shall be responsible for all costs of the first party relating to the arbitration, including attorney's fees and expenses, subject however to the discretion of the arbitrators to reallocate these costs if cause is so found by the arbitrators. Unless another location is mutually agreed upon by both parties, the mediation and arbitration are to take place in the State of New Jersey.

6.   Notices.  Notices to RW are to be delivered to William J. Ritger at the
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     address in this letterhead. Notices to the Client are to be delivered to the individual to whom this letter is directed, at the inside address of this letter. The parties to this Agreement may change these addresses by giving written notice.

7.   Impaired provision.  If any provision of this Agreement is held invalid,
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     illegal or unenforceable in any respect (an "IMPAIRED PROVISION"),

     (a) such Impaired Provision shall be interpreted in such a manner as to preserve, to the maximum extent possible, the intent of the parties,

     (b) the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and

     (c) such decision shall not affect the validity, legality or enforceability of such Impaired Provision under other circumstances. The parties agree to negotiate in good faith and agree upon a provision to substitute for the Impaired Provision in the circumstances in which the Impaired Provision is invalid, illegal or unenforceable.

8.   Entire agreement.  This Agreement sets forth the entire understanding of
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     the parties hereto with respect to the subject matter hereof and shall not be modified, except by a written document signed by the parties.

9.   Paragraph headings.  The paragraph headings used in this Agreement are
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     included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement.

10.  Governing law.  This Agreement shall be governed by and construed in
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     accordance with the laws of the State of New Jersey without regard to the principles of conflict of laws.

11.  Facsimile copies.  Duly executed facsimile copies are fully binding under
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     any and all applicable laws.

            (The remainder of this page is left blank intentionally.)


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Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned whereupon this letter shall become a binding Agreement. The offer to enter into this Agreement shall expire 14 days from the date of this letter.


Very truly yours,

THE RESEARCH WORKS, INC.

By:
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     William  J.  Ritger
     President


AGREED TO AS OF THE DATE BELOW:

SEQUIAM CORPORATION


By:
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     Mark L. Mroczkowski
     Chief Financial Officer


Date:
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